March 25, 1999


EnergyNorth, Inc.
1260 Elm Street
Manchester, NH 03101

Ladies and Gentlemen:

     You have requested our opinion as to certain matters concerning shares of EnergyNorth, Inc.'s $1.00 par value common stock with respect to which you are filing a registration statement on Form S-8 with the Securities and Exchange Commission (the "Registration Statement"). The aforesaid shares are to be granted pursuant to the EnergyNorth, Inc. 1998 Stock Option Plan (the "Plan"), which was adopted by a vote of the Board of Directors on November 19, 1998 and a vote of the stockholders on February 3, 1999. Such shares (the "Shares") will be issued upon exercise of options granted under the Plan and will either be issued by EnergyNorth, Inc. from authorized but unissued shares or shares will be purchased by EnergyNorth, Inc. from issued and outstanding shares and reissued to Plan participants. The Plan is included as Exhibit 99 to the Registration Statement.

     We have examined such corporate documents and made such investigations of matters of fact and law as we deemed necessary to the rendition of this opinion. We have assumed that there will be no material changes in the documents examined and in the matters investigated and that there will be authorized but unissued shares available for issue in sufficient amounts at the time that any Shares are issued. Based upon such examinations and investigations, and upon those assumptions, we are of the opinion that the Shares when issued in accordance with the Plan, upon exercise of stock options duly granted pursuant to the Plan, will be duly authorized, legally issued, fully paid and nonassessable.



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     We consent to the filing of this letter as an Exhibit to the
Registration Statement and to all references to us in the Registration Statement.




                                      McLane, Graf, Raulerson &
                                      Middleton
                                      Professional Association



                                      By: /s/ Richard A. Samuels
                                          Richard A. Samuels